ENERGYX

EnergyX develops next generation battery technology and direct lithium extraction technology to help enable the global transition to renewable energy. We are Powering the Future of the energy storage market projected to reach $546 billion by 2035.


ENERGYX
OWERING THE FUTURE

Reserve

$104 minimum investment

Previously Raised $9,712,058.83

Deadline July 1, 2021
in 2 months

Share Price
$8

Valuation
$306,492,600

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Lifetime Funding **$9.7M**
Add'l Committed Capital **$10M**
Last Netcapital Raise **$1,492,819**
Number of Investors **1,200+**

INTRODUCTION



Teague Egan
Founder & CEO of EnergyX

"Lithium demand is already high and is growing year on year. Over the next 10-20 years, lithium will be the most important natural resource in the world. As our society transitions to a fully sustainable future, EnergyX will tackle the hardest problems for the production of lithium and many aspects of energy storage.

DEAL HIGHLIGHTS

Check out some of EnergyX's highlights!

- $9.7 million previously raised and $10 million + additional committed capital - With over 1200 investors, EnergyX has built a community of investors committed to a renewable energy future.
- Founder Teague Egan has been compared to Elon Musk (founder of Tesla) by the BBC and others.
- World class team (former CFO of Tesla Energy & Former Global Director of Innovation at Rio Tinto) and international partners (SUEZ & University of Texas) with over 100+ years of experience in materials for energy and water technologies.
- EnergyX already has agreements with 4 of the top 10 lithium producers in the world and an energy major (customers). Our technology improves lithium recovery rates from 30% to 90%.
- The annual battery market is $112 billion and is expected to reach $546 billion by 2035. EnergyX is building a robust patent portfolio with 23 patents to date.
- Governments of countries around the world are imposing strict policies on fossil fuels such as oil, gas, and coal, and moving to renewable technologies that require lithium batteries.
- If we achieve our vision, we believe EnergyX has the potential to become one of the most valuable and transformative technologies of all time.

PITCH DECK

Pitch deck


ENERGYX
CORPORATE INVESTOR DECK
APRIL 2021



John Madden
Former CFO of Tesla Energy

> **Lithium is the *first principle* material to enable a cost-effective, renewable energy future across many industries. EnergyX is making this a reality with its industry-changing technologies.**

EXECUTIVE TEAM & ADVISORS

The team is one of the most important factors when considering an investment. This incredible team combines an entrepreneur (Teague Egan, CEO), with a seasoned accounting veteran with renewables and utility experience (Mike Eberhardt, CFO), a very serious expert in mining technology (Dr. Amit Patwardhan, VP of Tech), and a world-renowned professor and scientist (Dr. Benny Freeman) who is also personally invested in the company.





Teague Egan
Founder & CEO

Teague Egan is a serial entrepreneur who has built a highly experienced team of scientists, engineers, and renewable energy experts at EnergyX. He is responsible for all aspects of the company's growth including its LiTAS™ direct lithium extraction program, and SoLiS™, its solid state battery program. Egan invested in Tesla in 2013 at $9 per share and made a small fortune, which he has used to start and fund the majority of EnergyX to date. He is the leading investor and shareholder in the company.

Mike Eberhardt
CFO

Mike is responsible for all economic modelling, operations, and partnerships at EnergyX. His former roles include CFO of Venture Global LNG, a liquid natural gas company (completed $7.3 billion of project infrastructure financing), and 17 years Partner at PricewaterhouseCoopers (PwC) conducting financial audits, tax consulting and IT implementation across the U.S on various energy related projects. His career includes 30+ years of financial experience in the utility and renewable energy sector conducting financial and tax structuring, investment economics, and extensive experience with SEC and regulatory filing requirements.





Dr. Amit Patwardhan
VP of Technology

Dr. Amit Patwardhan heads all technology development at EnergyX including both the LiTAS™ program and the SoLiS™ solid state battery program. Prior to joining EnergyX, Dr. Patwardhan held senior leadership roles at Rio Tinto, a global Fortune 500 company with over $40 billion in revenue, in their Industrial Minerals business group and corporate technology group. He received his BS degree in Chemical Engineering as well as his MS, PhD and MBA degrees.

Dr. Benny Freeman
EnergyX Science Advisory Board, Chairman

Most of the EnergyX lithium membrane extraction technology to-date has come from Dr. Freeman's lab and his group's research. A professor of Chemical Engineering at The University of Texas at Austin, Dr. Freeman has been a faculty member for 29 years, and is described in 433 publications and 27 patents / patent applications. He is currently the director of Materials for Water and Energy Solutions (M-WET), a US Department of Energy-funded research center.





Bob Galyen

Advisor - Former CTO of CATL

Bob Galyen, an energy storage technology executive, was the founding CTO of CATL (Contemporary Amperex Technology Limited), the world's largest battery manufacturer. With 38 years of experience in battery technology, Gaylen specializes in clean technology, lithium ion battery systems used in electric vehicles, and high efficiency storage systems. He currently serves as the Chairman of SAE International Battery Standards Steering Committee.

John Madden

Advisor - Former CFO of Tesla Energy

John brings over 25 years of experience in leading growing companies including working hand in hand with Elon Musk on Solar Roof, Powerwall, Powerpack and all Tesla Energy products, operations, and finance. Prior to working at Tesla, John was a senior executive at Dell for 15 years as their VP of Finance in Global Value Creation & Innovation Group working closely with Michael Dell in taking the company private. Mr. Madden has also worked at Applied Materials as General Manager/CFO of their Non-Standard Orders Unit. Additionally, John served as a U.S. Army officer from 1990-1995 in the 82nd Airborne Division and 2nd Infantry Division as an Infantry and Military Intelligence Captain. He is an Ironman athlete and six sigma blackbelt.



Robert Morgan

Former CEO of GE Energy Storage

"

EnergyX is shaping the future of renewable energy, and I'm honored to be an advisor and shareholder.

KEY PARTNERSHIP



Dr. John B. Goodenough has been awarded the National Medal of Science by President Obama

EnergyX partnered with Dr. John Goodenough, the Nobel Prize winning scientist who invented the lithium ion battery, and his laboratory at the University of Texas. Goodenough is a pioneering legend in the industry, and his insight and advice into EnergyX's initiative of building next generation batteries is invaluable.

PROBLEM

Currently there is a huge lithium supply / demand imbalance.

Lithium is the most important element of a battery. High concentrations of lithium can be found in salt brines, which are extremely salty waters. However, the technology used to extract lithium from the water is **outdated and inefficient**.

Lithium is currently produced using massive evaporation ponds, like the one shown below. Using evaporation ponds to extract lithium creates **several major issues**:

- Production takes a long time, 18 months on average
- Extracts as little as 30% of total lithium from the salt brine
- High operational and labor expenses
- Harmful to surrounding environment and indigenous communities

At the same time, **global demand for lithium is growing fast**, as governments, companies, and people around the world adopt renewable technologies that require lithium ion batteries, like electric vehicles (EV's). Currently, 2 million EV's are sold annually. By 2040, 56 million EV's will be sold per year, a 2800% increase. In fact, **total demand for lithium will increase by over 500% in the coming years** (World Bank).

Problem



15 Square Miles of SQM Lithium Ponds in Atacama, Chile

"

We will not stop until every car on the road is electric.

Elon Musk

SOLUTION

EnergyX built LiTAS™ to answer that demand.

LiTAS™ stand for “Lithium-ion Transport and Separation”

The LiTAS™ system is a form of Direct Lithium Extraction (DLE) technology that recovers up to 90% or 3x the amount of lithium as traditional evaporation ponds. Our technology also reduces production time to a matter of days and cuts costs. By creating a more cost-effective method of lithium production, we can reduce the cost of rechargeable batteries, electric vehicles, and other clean technologies.

Our LiTAS™ technology leverages a proprietary filtration system that is compatible with existing lithium producers and can hit recovery rates of 90%. We are also working on a Generation 2 that will completely replace existing technology, helping the world reach a more sustainable and efficient future.

Last, EnergyX is working on next generation battery technology with Dr. John Goodenough, the Nobel-winning inventor of the lithium-ion battery, that will someday potentially be able to charge a phone for over a week, or make a car last over 1000 miles.

Direct lithium extraction


Welcome to 21st Century
Direct Lithium Extraction



Bob Galyen
CTO, CATL

“We are transitioning away from fossil fuels in the era of electrification, and batteries are taking their place. EnergyX and their groundbreaking technology will be paramount in providing the lithium supply to these energy storage systems.

MARKET

THE LITHIUM AND BATTERY MARKET IS VERY, VERY BIG.

Our technology addresses the **$112 Bn annual battery market**. In 15 years, the market is projected to reach $546 Bn. Currently, lithium-ion batteries dominate the sector, accounting for 70% of the global market. Additionally, electric vehicles are expected to have a large jump in popularity with 56 million per year, a 2800% increase in demand, by 2040. We expect that our technology could be instrumental in helping companies around the world meet the growing demand for lithium.

Lithium demand growth per ton



LITHIUM DEMAND GROWTH PER TON
COMMERCIAL PRODUCTION
DEMAND OVERTAKES SUPPLY
MORE EVs SOLD THAN ICEs
LI DEMAND / SUPPLY TONNES
4M
3.5M
3M
2.5M
2M
1.5M
1M
500K
0
GLOBAL VEHICLES SOLD (MILLIONS)
100
80
60
40
20
0
Lithium Demand
Lithium Supply
Internal Combustion Engine Vehicles (ICE)
Battery Electric Vehicles (EV)
ENERGYX PROJECT EXPANSION
2015
2020
2025
2030
2035
2040
YEAR

Global Energy Storage Demand



Global Energy Storage Demand
THE ENERGY STORAGE MARKET IS EXPECTED TO REACH $500+ BILLION BY THE 2030'S
E-Buses
Consumer Electronics
Stationary Storage
Commercial EVs
Passenger EVs
$ billions
550
500
450
400
350
300
250
200
150
100
50
0
2015
2020
2025
2030

Plug-In EV Sales



Plug-In EV Sales
ELECTRIC VEHICLE CARS SALE ARE EXPLODING. TODAY THEY AT 2M ANNUAL, A 400% INCREASE SINCE 2015
Annual Sales
Total EV Fleet
2020
2030E
2040E
0
100M
200M
300M
400M
500M

BUSINESS MODEL

EnergyX is fundamentally a technology company that plans to generate revenue in two ways.

- Technology Licensing Fee for LiTAS™ (Annual Recurring Revenue)
- Product Sales and Initial Implementation (One Time Purchase Fee)

Our business model is to make money from every ton of lithium produced using our LiTAS™ technology. We plan to make up to $1000 for every ton. The reason we are able to command this is because we save our customers so much money. An easy way to think about it is this: If we save our customers $2000 of cost per ton of lithium they produce, we ask that they pay us 50% of that, or $1000 per ton of lithium.

To put this in perspective, by 2025 it is expected the global lithium demand will be 1.5 million. If we capture only 10% of the market and 150,000 tons of production uses our technology, that equates to $150 million in annual revenue if we receive $1000 per ton.

Business model


1
Develop sophisticated technology for direct lithium extraction and next-gen batteries cell architectures
2
Work with experienced manufacturing partners to build the technology at scale
3
Sell the hard goods to end user for a profit share with manufacturing partners (Revenue Stream 1)
4
License the technology IP to end users on an ongoing basis for an annual recurring technology stream per ton of lithium produced using LiTAS (Revenue Stream 2)

SUCCESS TO DATE

The company has made major progress in the following areas:

- **Product development:** Achieved all technical milestones, and engineering of LiTAS™ has been scaled to pilot plant stage. Three pilots have been fabricated and we plan to deploy multiple units into the field during 2021.
- **Go-To Market:** Identified the quickest path to market and implemented a licensing model to work with existing producers as opposed to reinventing the wheel.
- **Customer Traction:** Several of the top 10 lithium producers have engaged with EnergyX in testing agreements.
- **Great Partnerships:** Top tier university and industry partners with 100+ years of experience in the field. Partnerships extend internationally.
- **Intellectual property:** The company has developed a robust portfolio of patents and patent applications, which currently sits at 23 patents to date.
- **Growth Plans:** We have created short term and long terms goals including a 10 Year Master Plan. At the end of the day, we will become an extremely valuable company by creating technologies that move the renewable energy transition forward.

Product Development

Breakthrough Technology. EnergyX's LiTAS™ membrane technology, developed by a world leading scientist at the University of Texas Austin and Monash University in Melbourne, is a true technological breakthrough. This is the first membrane that can separate lithium from magnesium, calcium and other impurities with which it is normally found. We plan to deploy multiple pilot plants into the field in 2021.

Go-To Market

Smart Go-To-Market Strategy. We are looking to generate profit as quickly as possible. Lithium production is a massive, capital intensive industry with tens of billions in sunk costs. EnergyX doesn't try to replace that at one go. Instead, our lithium separation technology can be integrated into existing lithium production locations, increasing the amount of lithium recovered, while lowering costs. Eventually it may replace lithium extraction as we know it today. In the short term, it's a low-cost add-on, that increases lithium production at low cost.

Customer Traction

Early Customer Engagement. EnergyX has agreements to share actual lithium brines (the extremely salty water from which lithium is extracted) with some of the largest lithium companies in the world, including announcement Orocobre and several of the other top 10. We have processed that water and produced that lithium at lab scale. These customers represent the very largest lithium companies on earth, and are also working with major oil & gas companies looking to diversify and extract lithium.

Great Partnerships

Partnerships With Global Companies. EnergyX is deeply engaged with partner companies including Membrane Technology Research and a multi-billion-dollar water processing giant ($18B revenue / year), who can actually manufacture these membranes and the systems they go into at scale. These partners have agreed to, and are actively working on the manufacturing processes that EnergyX has designed.

Intellectual Property

Large Patent Portfolio. EnergyX is an energy technology company, so we take our patents and intellectual property very seriously. We already control and continue to grow a robust portfolio of intellectual property and patents / patent applications that currently sits at 23. We have a strategy to increase our patents around lithium separation methods and battery components into the hundreds in the near future.

Growth Plans

We project significant growth along the rising demand of lithium both through existing producers and the development of new lithium miners. Current and future initiatives include:

- We plan to deploy 2-4 pilot plants into the field with partner customers in 2021.
- Commercialization for the burgeoning lithium market by the end of 2022 or early 2023.
- The ongoing improvement and optimization of our LiTAS™ technology to continue eliminating steps from the conventional production process, as well as decreasing operating expenses.
- The introduction of future planned generations of LiTAS™ technology.
- Exploration of SoLiS™ solid state battery technology program.
- An innovative, stand-alone laboratory to undertake research and development into alternative, renewable energy technologies.

To read EnergyX's full 10-Year Master Plan go here.



Teague Egan
Founder & CEO of EnergyX

> **My number one priority is to make a large return for our shareholders. I hope to create a relationship with each and every investor, and look forward to having you be a part of this exciting journey!**

WHY INVEST

If you believe that the world is transitioning to a sustainable energy future, then join us and be part of the movement.

- Tesla is now more valuable than nearly every single auto manufacturer combined. The electric vehicles age is upon us.
- With millions of electric vehicles, comes billions of batteries, and tens of billions of pounds of lithium and other battery raw materials.

Invest to help us further develop our promising technology. The time is now.

FAQS

General FAQs

What is Energy Exploration Technologies?

When was EnergyX founded?

Why do we need EnergyX now?

How big is the EnergyX team?

Where does EnergyX have offices?

Does EnergyX have any partners?

How much funding has EnergyX received?

How is EnergyX different from current lithium producers?

Direct Lithium Extraction

How does EnergyX direct lithium extraction technology work?

What kind of membrane do you use?

How long does the EnergyX LiTAS™ system take?

How much energy does a LiTAS™ use?

Where will EnergyX systems get its power?

Lithium & Safety

What are the different types of sustainable energy?

What is lithium?

Where does lithium come from?

How is lithium used?

Are there different kinds of lithium?

How much does lithium cost?

Is lithium safe?

Timing & Costs

When will EnergyX be ready for market?

Where will the first EnergyX facility get built?

How much lithium will a facility produce?

How much will an EnergyX facility cost?

PRESS

EnergyX has been covered in the press over 100 times and featured by Forbes, BBC, Bloomberg, Chemical Engineer, Financial Times, and many more.

BBC

Forbes

How Elon Musk aims to revolutionise battery technology

Bloomberg

This Breakthrough Lithium Extraction Technology Could Accelerate The Sustainable Energy Transition

Breakthrough Technique Could Produce Lithium in Hours Not Months

Mining

S&P Global Platts

...ote technology making lithium production more cost-effective

America's Energy CEO Series: EnergyX's Teague Egan on energy storage advances

USE OF PROCEEDS

If the offering's maximum amount of $3,934,064 is raised:

Use	Value	% of Proceeds
Pilot Plants	$1,970,000	50.1%
Intellectual Property	$410,000	10.4%
Battery Design	$450,000	11.4%
Payroll	$710,000	18.0%
Legal	$90,000	2.3%
Accounting/Admin	$36,000	0.9%
Marketing	$75,295	1.9%
Intermediary fees	$192,769	4.9%

TERMS

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

38,803,333 shares
× $8 per share

$310,426,664 implied valuation

FINANCIALS

EnergyX's official name is Energy Exploration Technologies, Inc., so that's the name that appears in the statements below.

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on April 19, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website
› Facebook
› Twitter
› Instagram

UPDATES

Apr 21, 2021 • Today we got thrown into the mix with one of...

Apr 19, 2021 • Primary offering of 491,758 shares at $8

Apr 19, 2021 • Filed Form C

Mar 4, 2021 • Primary offering finalized, selling 304,657 shares

Jan 18, 2021 • Hi Everyone - We are very close to selling out...

Dec 28, 2020 • Check out my latest interview with Native...

Dec 27, 2020 • Hey this is Teague from EnergyX. Over the...

Nov 10, 2020 • Primary offering of 626,530 shares at $4.90

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